Exhibit 10.2
SURFACE COAL LEASE

This surface lease in made and entered into this the date below by and between
E. P. Stepp Jr., single whose address is P. O. Box 135, Kermit WV 25674; Gail Brumleve and Gary W. Brumleve, her husband, whose address is 4308 East Brookhaven Drive, Atlanta, Georgia 30319; David Cooper, single, whose address is 1274 Cobbie Pond Way, Vienna, VA 22182; Mae Cooper, widow, whose address is 777 Laurel Hill Road, Lexington, KY 40504; Mark Cooper whose address is 2588 Ashbrook Dr., Lexington, KY 40513; Marcia C. Bright, single, whose address is
P. O. Box 92451, Nashville, TN 37209; Henry F. Delong, Jr. and _____________ Delong, his wife whose address is 3115 Stuart Ave., Richmond, VA 23221; Jeffery B. Delong and Deborah Delong, his wife whose address is 4919 Cape Coral Drive, Dallas, TX 75287; Deborah Delong and ___________________, her husband, whose address is 3326 Columbia Parkway, Cincinnati, OH 45226; Nancy
B. Phillips and Jeffrey Phillips, her husband whose address is 7562 Levin Dasheill road, Hebron, Maryland 21830; Virginia Lee Urban, widow, whose address is 1609 Council Drive, Sun City Center, Fl 33573-5325, hereinafter referred to as LESSOR and Eastern Consolidated Energy, Inc., a Kentucky Corporation whose address is 1000 Riley Branch, Bevinsville, KY 41606, hereinafter referred to as LESSEE.

RECITALS
WHEREAS: LESSOR is the owner of a certain parcel of surface property located on the waters of the Tug Fork of the Big Sandy River in Martin County, Kentucky, which is described in Deed Book 64 at page 301 records of the Martin County Court Clerk, Inez, Kentucky, and

WHEREAS: the ownership of the coal underlying said tracts has previously been severed from the surface ownership and title to said coal is presently held by the "Mark Dempsey Heirs", and

WHEREAS: LESSEE has acquired from the "Mark Dempsey Heirs" coal operating leases, hereinafter referred to as the "Coal Lease" dated February 12, 2002, and

WHEREAS: the parties hereto desire to grant unto LESSEE certain non-exclusive mining rights and the right to disturb and use LESSORS surface in connection with its mining operation conducted pursuant to the "Coal Lease".

WITNESSETH: that for and in consideration of the promise to pay rentals, royalties and wheelage fees as hereinafter set out, LESSOR hereby grants unto LESSEE the right to enter in, upon and under said LESSORS' surface for the purpose of exploring for, and mining and removing the coal located below drainage and above drainage in, on and underlying the same by the modern mining methods and the LESSORS hereby give and grant unto LESSEE the non-exclusive right and privilege to make any and all use of the LESSORS' surface as may be reasonably necessary in conducting deep mining operations within the "Coal Lease" or on adjacent property, including, but not limited to the right to drill holes and make excavations, to erect structure, to use any stone, gravel, sand, water and other natural resources found thereon, to deposit and dump soil, waste, spoil and overburden; to drain water onto or from the same; to furnish electrical power and communication systems thereto; to establish all types of transportation facilities thereon and thereto; to transport coal, machinery, equipment, supplies, electrical power and personnel, and to provide ventilation, drainage, communication and transportation to and from other lands through, over and under the same; to maintain and repair all of such facilities placed thereon, and to remove all coal mined therefrom. Lessors expressly retain and reserve the right, as long as it does not unreasonably interfere with the rights herein granted, to use

(and to lease or convey to others) the land included within the LESSORS surface for activities in connection with the mining and removal of all coal located above or below LESSEES seams leased from the "Mark Dempsey Heirs" within LESSORS surface or upon adjacent or nearby lands.
TO HAVE AND TO HOLD the hereinabove described rights and privileges for and during the term and any extension of the "Coal Lease".

TERM AND CONDITIONS

1. Limitation of Term: This lease shall run concurrently with the term of the "Coal Lease" but, in no event, shall this grant extend more than one hundred and twenty (120) days after mining has ceased, and all required reclamation and restoration work has been completed by LESSEE and LESSEES' reclamation bond has been released by the applicable governmental authorities. Upon termination, LESSEE shall remove all buildings, equipment, ponds, scales, tipples and other items placed upon LESSOR'S surface by LESSEE unless LESSOR expressly agrees in writing to allow LESSOR to abandon said items.

2. Limitation of Use: Wheelage of "Foreign Coal"; LESSEE shall pay to LESSOR the sum of Fifteen Cents ($00.15) per net ton of two thousand (2,000) pounds for each ton of foreign clean coal with LESSEE shall bring upon the herein leased surface, for the purpose of "reshipping". Foreign coal is defined as that coal which does not reach the herein leased surface through LESSEES' drift mouth.

3. Royalty and Wheelage Fees: LESSEE shall pay unto LESSOR, as rent for the rights granted herein, the following royalty and wheelage fees:
(a) A royalty equal to Fifteen Cents ($00.15) per net ton of two thousand (2,000) pounds of clean coal mined and removed through LESSEES' drift mouth and
(a)[1] LESSEE shall pay a royalty of Fifteen Cents ($00.15) per net ton of two thousand (2,000) pounds of clean coal which is mined above drainage on LESSORS surface.
(b) All royalty and wheelage fees shall be paid on or before the 25th day of the month following the calendar month in which the activity giving rise to such obligation (i.e., mining or hauling) occurred.

4. Minimum Rentals: The parties agree that LESSEE shall pay unto LESSOR an annual minimum rental fee of Six Thousand Dollars ($6,000.00), payable monthly in installment payments of Five Hundred Dollars ($500.00). Minimum rental payments shall commence on March 25, 2002 and shall be payable monthly on the twenty fifth (25th) day of each month thereafter.
If Lessee shall not mine or produce from the Leased Premises in any lease year as much coal as will, at the tonnage royalty payable during such year, produce a sum equal to the annual minimum rental and renewal payment, then and in that event LESSEE shall have the right and privilege, in any of the succeeding lease years, of mining free of tonnage royalty such amount of coal over and above the amount required to yield the annual minimum rental payment for such year or years as will, at the tonnage royalty rate set forth above, be equal to such "deficiency"; provided, however, no coal shall be mined in any year free of tonnage royalty or on account of the "deficiency" in any preceding year until the LESSEE shall have mined during the then current year an amount of coal, which, at the applicable tonnage rental rate, shall be equal to the annual minimum royalty for said current year. No payments, by way of tonnage royalty in excess of the annual minimum royalty in any one year shall be credited against any "deficiency" in any subsequent year.

5. Reclamation and Restoration: Following such time as its mining operations shall permanently cease, LESSEE shall reclaim and restore the LESSORS surface to the full extent which may then be required by any applicable local, state or federal regulations or law, and in a manner satisfactory to LESSORS, heir heirs or assigns.

6. Indemnification: Lessee agrees to indemnify Lessor from and against any and all liabilities, claims, debts, demands, expenses and causes of action relating to injuries to, or death of, persons and damage to, or destruction of property, real, personal and mixed, asserted, claimed or alleged by:
1.  any person, firm, corporation or other business organization,
2.  any officer, employee, workman, servant or agent of Lessee,
3. any contractor or subcontractor of Lessee, or any officer, workman, servant or agent of any such contractor or subcontractor,
4. any contractor or subcontractor of Lessor or by any officer, employee, workman, servant or agent of any such contractor or subcontractor, and
5. any employee, agent or servant of Lessor, arising from Lessee's operation and activities under this Lease, including the use of any part of the Premises in connection with Lessee's mining and removal of coal and the exercise of its rights hereunder, to the extent the same results from, is caused by, or is alleged to have resulted from or have been caused by, directly or otherwise, of:
(a)  Lessee, its employees, workmen, servants, or agents; and
(b) Lessee's contractors and subcontractors and their respective employee's workmen, servants or agents. Lessee shall acquire and maintain comprehensive public and automobile liability insurance policies.
LESSEE shall, during the course of its operations on the LESSORS surface, preserve or replace any permanent fences and shall give prior notice to LESSOR of the direction of it's operations to allow LESSOR to remove all standing timber or structures within twenty (20) days after receipt of notice, LESSEE shall be free to proceed with its operations without liability for timber or structures lost or damaged.

5. Taxes: LESSEE covenants and agrees to pay when due, all taxes, levies or other assessments made upon or against any and all improvements, personal property, machinery and equipment placed upon LESSORS surface by LESSEE and in the event operations hereunder by the LESSEE result in the imposition of any additional real property (ad valorem) taxes on LESSORS surface, to reimburse LESSORS promptly upon receipt of appropriate statement therefor.

6. Default and Termination: Upon failure of LESSEE to pay any royalty, rental or wheelage fee when due or if LESSEE shall be in default or breach of any term or condition of this Lease, LESSOR shall have the right to terminate this Lease by giving written notice of such termination to LESSEE, providing that such late payment is not made or such default or breach is not cured within ten (10) days after such notice is given. At the expiration or termination of this Lease, LESSEE shall have ninety (90) days to remove from LESSORS surface any and all equipment, machinery, building and other structures placed thereon by LESSEE. Any property not so removed by LESSEE within the time provided shall become the property of LESSOR at their election.

7. Notice and Payments: The giving of any notice to or the making of any demand on the LESSEE under the provisions herein shall be sufficient if made in writing addressed to LESSEE at: 1000 Riley Branch, Bevinsville, KY 41606 or such other address as LESSEE may hereafter, in writing, designate, and mailed certified, return receipt requested, Unites States mail. The giving of any notice to or the making of any demand on LESSOR under the provisions herein shall be sufficient if made in writing, addressed as shown on the list attached as Exhibit A, or such other persons or addresses as LESSORS may hereafter in writing designate, and mailed certified, return receipt requested, United States Mail.

8.  Inspection & Accounting:   LESSEE agrees to keep accurate and correct
books of account and records showing all coal mined and all coal processed, marketed and shipped from the premises, together with the correct weights thereof, to which books and records LESSOR, or its duly authorized agents, shall at all reasonable times, have convenient access for the purpose of examination and for verification, and LESSOR, for like purposes, is hereby authorized by LESSEE to demand and require, of any railroad or other carrier transporting the product of said premises, an inspection of the books and records of said carrier showing the detailed weight and quantity of all such products shipped by LESSEE and all pertinent information relating thereto. Said carrier, and its agents, are hereby expressly authorized and requested by LESSEE to show to LESSOR, or its duly authorized agent, all such records when requested and to furnish all such information upon request.

9. Previous Lease: It is agreed that this surface has previously been leased NON-EXCLUSIVELY to Tug Valley Land Development, LLC of P. O. Box 1919, Ashland, KY 41105 on or about the 20th day of February 1999. It is agreed that the term of that agreement was congruent with a mineral lease dated February 19, 1999 which has been deemed "Expired" by the Lessor's therein.
It is agreed that LESSEE herein takes this surface agreement at his own risk BUT LESSOR herein does, by this agreement, extend unto LESSEE all rights retained by LESSOR in that agreement which state:
"Lessors expressly retain and reserve the right, as long at it does not unreasonably interfere with the rights herein granted, to use (and to lease or convey to others) the land included within the Lessors surface for activities in connection with the mining and removal of all coal located above or below Lessees' seams leased from the "Mark Dempsey Heirs" within Lessors Surface or upon adjacent or nearby lands."

10. Lease Execution: This lease may be exeucted in several counterparts and each such instrument shall be deemed to be an original document if executed by one or more Lessor and by Lessee.
Witness our hand this the 12th day of August, 2002

Eastern Consolidated Energy Inc.

/s/Billy Reed
Billy Reed, Its Leasing Agent

LESSORS:

/s/ E.P. Stepp
/s/ Debra Delong
/s/ Henry Delong, Jr.
/s/ Jeffery Delong
/s/ Mae Cooper
/s/ Gail Brumleve
/s/ Mark Cooper
/s/ David Cooper
/s/ Virginia Lee Urban
/s/ Nancy Phillips
/s/ Marcia Cooper

(All signatures notarized)